Exhibit 10.30

November 8, 2010

Mark Hepsworth

6 Armstrong Lane

Riverside, CT 06878

Dear Mark:

This letter confirms your change in status from an UK contract employee seconded in the US to that of a US regular employee. This change is effective November 1, 2010 and it supersedes any other agreement in place including your Secondment Extension Letter of October 30, 2007.

Your base salary, effective November 1, 2010 will be $420,000. Your bonus target for 2010 is 66.67%. Your bonus target for 2011 will be 75%.

All allowances provided to you as an expatriate cease as of November 1, 2010. However, you remain eligible for tax preparation and filing assistance through such time as your 20IItax filings are settled in the US and UK Any reimbursements to you, or fees paid to a third party on your behalf, related to this assistance will be treated as income and include gross up for taxes.

This letter is not intended to create a contract or a guarantee of employment for any particular period of time. Your employment will be “at will”, which means that either you or the company may end the employment relationship at any time with or without notice. Your UK employment contract, and any provisions contained within, is not longer in effect.

You will be eligible as of the effective date of this change to participate in the Interactive Data 401(k) Plan as well as to continue in other US benefit programs that Interactive Data provides to similarly situated employees from time to time.

To confirm your understanding of the items outlined in this letter, please sign below and return a copy of this letter to me.

Sincerely,

/s/ Peg Murphy

Peg Murphy

Vice President Human Resources

Phone: 781 687 8024

Fax: 781 687 8737

Accepted and Agreed:

/s/ Mark Hepsworth

NAME	DATE:	November 17, 2010